FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-227176

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Clarification about the procedure for requesting the subscription of excess shares not subscribed for in the Capital Increase – New Resources.

Oi S.A. – In Judicial Reorganization (the “Company”), in accordance with the procedures disclosed in the Notice to Shareholders dated November 13, 2018, clarifies that holders of preemptive rights to subscribe for new common shares to be issued by the Company (the “New Common Shares”) in the Capital Increase – New Resources, including the custodian under the Company’s American Depositary Receipt programs, who wish to subscribe for excess shares that are not subscribed for during the preemptive rights exercise period related to the Capital Increase – New Resources (the “Excess Shares”) must express their intention to do so on their respective subscription forms, as well as indicate  the maximum number of Excess Shares they intend to subscribe for, up to the total number of Excess Shares available.

For this propose, the investors who exercise their preemptive right to subscribe for New Common Shares and have an interest in subscribing for Excess Shares may access the Depositary Central (Central Depositária) online after completing the procedures for exercising their preemptive right and exercise the Excess Shares subscription right in the menu “Eventos - Administrar Eventos Voluntários – Solicitar ou Cancelar Eventos Voluntários,” under option  “Sobras de Subscrição” or forward the IEVL file (Arquivo de Solicitação de Inclusão/Exclusão de Eventos Voluntários) indicating the maximum number of Excess Shares that they wish to subscribe for.

The Company recommends that holders of preemptive rights who have already requested the subscription exercise to contact their respective custody agents to confirm the procedures necessary to request the subscription of Excess Shares.

The Company will keep its shareholders and the market informed about the development of the subject matter of this Notice to the Market.

Rio de Janeiro, December 3, 2018.

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Important Information:

The offering of the New Common Shares of Oi upon the exercise of preemptive rights is being made pursuant to an effective registration statement (including a prospectus) that has been filed with the U.S. Securities and Exchange Commission (“SEC”). Before you invest, you should read the prospectus in that registration statement and other documents that Oi has filed with the SEC for more complete information about Oi and the offering of New Common Shares upon the exercise of preemptive rights. You may access these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus if you request it by calling toll-free 1-800-628-8536.

Special Note regarding Forward-looking Statements:

This Notice to the Market contains forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of Oi, business strategies, future synergies and cost savings, future costs and future liquidity, are forward-looking statements. The words “will,” “will be,” “should,” “could,” “may,” “should be,” “could be,” “may be,” “estimates,” “has as an objective,” “targets,” “target,” “goal,” “anticipates,” “believes,” “expects,” “forecasts,” “intends,” “plans,” “predicts,” “foretells,” “projects,” “points to” and similar expressions, as they relate to Oi, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or results will actually occur. Such statements reflect the current views of management of Oi, and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Oi or its affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the Brazilian or the U.S. federal securities laws or the rules and regulations of the Brazilian Securities Commission (Comissão de Valores Mobiliários) (“CVM”), SEC or of regulatory authorities in other applicable jurisdictions, Oi and its affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures Oi makes on related subjects in reports and communications Oi files with the CVM and the SEC.